Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-251103) of NeoGames S.A. of our report dated April 14, 2022, relating to the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, of NeoGames S.A., and our report dated April 14, 2022, relating to the financial statements as of December 31, 2021 and 2020 for the years then ended, of NeoPollard Interactive LLC, which appear in this Form 20-F for the year ended December 31, 2021.

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

April 14, 2022
Tel Aviv, Israel

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